Exhibit 99.1

Walter Shephard
Vice President, Finance, Chief Financial Officer, and Treasurer
Voice: 860-704-3955
inquire@zygo.com

For Immediate Release

ZYGO FISCAL 2005 Q3 EARNINGS AND SALES INCREASE OVER PRIOR YEAR
— BACKLOG CONTINUES GROWTH TO $68.9 MILLION —

MIDDLEFIELD, CT, APRIL 28, 2005 – Zygo Corporation (NASDAQ: ZIGO), a worldwide leader in optical metrology instruments, precision optics, and electro-optical design and manufacturing services serving the semiconductor and industrial markets, today announced earnings from continuing operations for the third quarter of fiscal 2005 of $2.4 million, or $0.13 per diluted share, as compared with earnings from continuing operations of $1.0 million, or $0.05 per diluted share, for the same period in fiscal 2004.

For the first nine months of fiscal 2005, the Company recorded earnings from continuing operations of $6.2 million, or $0.35 per diluted share, compared with earnings from continuing operations of $1.2 million, or $0.07 per diluted share for the first nine months of fiscal 2004.

Net sales for the third quarter of fiscal 2005 increased 19% to $33.7 million as compared with the prior year third quarter. Net sales for the nine months of fiscal 2005 increased 21% to $97.3 million as compared with the nine months of fiscal 2004. Backlog at March 31, 2005 totaled $68.9 million, an increase of $4.0 million, or 6%, from December 31, 2004 and increased $19.9 million, or 41%, from March 26, 2004.

Orders for the third quarter of fiscal 2005 increased 19% to $37.7 million as compared with the third quarter of fiscal 2004. Orders from the Company’s semiconductor segment accounted for 63% of the orders received, with the industrial segment accounting for 37% of the orders.

“We are pleased with our results for the third fiscal quarter,” said Bruce Robinson, ZYGO Chairman and Chief Executive. “We experienced strong order demand from our semiconductor customers. The key drivers for this demand were the flat panel and lithography markets as well as the ongoing development services agreement.”

“We are also pleased with our gross profit for the quarter,” Mr. Robinson stated. “Our increased revenues and margins over last year are translating into double-digit operating profit margins for both the quarter and year to date.”

Including a loss from discontinued operations, the Company recorded net earnings of $2.3 million, or $0.13 per diluted share, for the third quarter of fiscal 2005 as compared with net earnings of $0.3 million, or $0.02 per diluted share, for the third quarter of fiscal 2004. The Company does not expect any further costs associated with the discontinued operations subsequent to this fiscal quarter. For the first nine months of fiscal 2005, the Company recorded net earnings of $5.9 million, or $0.33 per diluted share, which included a loss from discontinued operations of $0.3 million, or $0.02 per diluted share. This compares with a net loss of $1.5 million, or $0.08 per diluted share, for the first nine months of fiscal 2004, which included a loss from discontinued operations of $2.7 million, or $0.15 per diluted share.

Highlights for the third quarter of fiscal 2005 included:

•	The signing of a $16 million amendment to the development agreement with one of the Company’s major customers to develop prototype production tools and accessories.

•	The production of color filter substrates in the LCD flat panel fabs continues to utilize our metrology resulting in orders totaling $2.7 million in the quarter. We have received our first inquiries in connection with the Thin Film Transistor (TFT) process, potentially widening our ability to support applications in the flat panel market.

•	Follow-on orders for the production of the Company’s laser surgery optical assembly totaling $2.1 million. The Company has now shipped over 125 of these systems to our customer.

•	The Company opened an office in Korea to provide closer customer contact, thereby enhancing our potential flat panel and semiconductor opportunities.

Note: ZYGO’s teleconference to discuss the results of the third quarter of fiscal 2005 will be held at 6 PM Eastern Standard Time on April 28, 2005 and can be accessed by dialing 800-731-1024. This call is web cast live on ZYGO’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

Zygo Corporation (NASDAQ: ZIGO), headquartered in Middlefield, Connecticut, is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial markets. See ZYGO’s web site at www.zygo.com for additional information.

All statements other than statements of historical fact included in this news release regarding our financial position, business strategy, plans, anticipated growth rates, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management’s current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plans,” “strategy,” “project,” and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on new product development, rapid technological and market change, risks in international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations, and changes in expected costs of discontinued operations. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2004.

Zygo Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31, 2005	March 26 2004	March 31, 2005	March 26 2004
Net sales
Products	$28,245	$23,425	$87,657	$66,996
Development services	5,442	5,008	9,615	13,338

	33,687	28,433	97,272	80,334

Cost of goods sold
Products	16,812	14,878	53,005	42,050
Development services	3,745	4,153	6,766	10,718

	20,557	19,031	59,771	52,768

Gross profit	13,130	9,402	37,501	27,566
Selling, general, and administrative expenses	5,498	5,358	16,880	16,802
Research, development, and engineering expenses	3,809	2,725	10,689	9,344

Operating profit	3,823	1,319	9,932	1,420

Other income:
Interest income	189	219	543	638
Miscellaneous income(expense), net	(133)	138	81	213

Total other income	56	357	624	851

Earnings from continuing operations
before income taxes and minority interest	3,879	1,676	10,556	2,271
Income tax expense	(1,217)	(637)	(3,621)	(863)
Minority interest	(287)	(71)	(684)	(175)

Earnings from continuing operations	2,375	968	6,251	1,233

Discontinued TeraOptix operations, net of tax	(100)	(340)	(210)	(1,221)
Charges and adjustments on the disposal of
TeraOptix, net of tax	11	(327)	(107)	(1,520)

Loss from discontinued operations	(89)	(667)	(317)	(2,741)

Net earnings (loss)	$2,286	$301	$5,934	$(1,508)

Basic - Earnings (loss) per share:
Continuing operations	$0.13	$0.05	$0.35	$0.07
Discontinued operations	$(0.00)	$(0.03)	$(0.02)	$(0.15)

Net earnings (loss)	$0.13	$0.02	$0.33	$(0.08)

Diluted - Earnings (loss) per share:
Continuing operations	$0.13	$0.05	$0.35	$0.07
Discontinued operations	$(0.00)	$(0.03)	$(0.02)	$(0.15)

Net earnings (loss)	$0.13	$0.02	$0.33	$(0.08)

Weighted average shares outstanding:
Basic shares	17,974	17,858	17,942	17,775

Diluted shares	18,226	18,422	18,140	18,248

Zygo Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Thousands of dollars)	March 31, 2005	June 30, 2004

Assets
Current assets:
Cash and cash equivalents	$16,793	$17,462
Marketable securities	9,694	8,428
Receivables, net	28,162	26,338
Inventories	33,730	21,547
Prepaid expenses	2,142	1,915
Deferred income taxes	3,783	3,999
Assets from discontinued unit held for sale	—	2,012

Total current assets	94,304	81,701
Marketable securities	7,605	8,503
Property, plant, and equipment, net	30,850	27,433
Deferred income taxes	29,712	31,738
Intangible assets, net	5,425	4,999
Other assets	981	1,078

Total assets	$168,877	$155,452

Liabilities and Stockholders' Equity
Current liabilities:
Payables	$11,733	$10,384
Accrued expenses	14,888	10,798
Income taxes payable	3,435	2,038

Total current liabilities	30,056	23,220
Other long-term liabilities	151	350
Minority interest	1,796	1,238
Stockholders' equity	136,874	130,644

Total liabilities and stockholders' equity	$168,877	$155,452